EXHIBIT 99.1

Vision-Sciences Closes Transaction With Medtronic

ORANGEBURG, N.Y., March 26, 2007 (PRIME NEWSWIRE) -- Vision-Sciences, Inc. (Nasdaq:VSCI) ("Vision-Sciences" or the "Company") announced today that it has closed its previously announced transaction with Medtronic Xomed, Inc. ("Medtronic"), a wholly-owned subsidiary of Medtronic, Inc. (NYSE:MDT). The closing took place after the transaction was approved by a majority vote of Vision-Sciences' shareholders during a special shareholders meeting convened on March 20, 2007.

As announced on January 16, 2007, Vision-Sciences signed a definitive agreement under which Vision-Sciences sold to Medtronic certain manufacturing assets for the production of Vision-Sciences' patented ENT sheath products. As part of the transaction, Vision-Sciences has granted Medtronic an exclusive, royalty-free worldwide license to certain Vision-Sciences intellectual property, for use in making and selling sheath products solely within the field of ENT (otorhinolaryngology). Under the terms of the agreement, Medtronic will pay Vision-Sciences up to $34 million, of which $27 million was paid at the closing. Up to an additional $4 million will be paid upon the achievement of certain post-closing milestones related to the transition of manufacturing capability to Medtronic, and an additional $3 million will be payable 15 months after closing, assuming Vision-Sciences has complied with its obligations under the agreement, and that Medtronic has not made any claims based on the Company's representations and warranties under the agreements. As part of this transaction, Vision-Sciences will transfer its existing ENT production lines for the EndoSheath(r) ENT products from its Natick, MA facility to the ENT business at Medtronic in Jacksonville, FL.

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products for the urology, gastroenterology and the ENT markets, utilizing sterile disposable sheaths, the Slide-On(r) EndoSheath(r) System, which enable physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes. This technology provides quick and efficient product turnover, and ensures the patient a contaminant-free product. Information about Vision-Sciences products is available at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Vision-Sciences assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONTACT:  Vision-Sciences, Inc.
          Mr. Yoav M. Cohen, CFO
          (845) 848-1010
          ycohen@visionsciences.com